ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                           FREEHOLD, NEW JERSEY 07728
                                  (732)409-1212


July 3, 2003


Joseph I. Emas, Esq.
1210 Washington Avenue
Miami Beach, FL 33139

     Re: Global Business Resources, Inc. with International Equities and Finance, LLC

Dear Joe:

As you know, we represent Global Business Resources, Inc. ("Global Business"). This letter agreement will hereby confirm that the Stock Purchase Agreement ("Agreement"), Amendment to the Stock Purchase Agreement ("Amendment") and Agreement for the Exchange of Common Stock ("Share Exchange") are hereby deemed null and void. Pursuant to the Agreement and Amendment, your client, International Equities and Finance, LLC, was required to provide audited financial statements to Global Business for United States Coach Group. Specifically, pursuant to Section 1(iv) of the Amendment, Seller had the right to terminate the Agreement if the United States Coach Group audited financial statements were not received within fourteen days from the date of such Amendment. To date the audited financial statements have not been received by Global Business and therefore both parties have agreed that the Agreement and Amendment are terminated and this transaction is deemed null and void. The Share Exchange was conditioned upon the receipt of the audited financial statements as set forth in the Agreement and therefore the Share Exchange is also null and void.

Based upon same, my client has agreed to return the $170,000 received from your client in this matter. I have enclosed herewith a mutual release for all parties involved in this transaction. Please have your client sign this release as well as a copy of this letter below and fax back to my office. In addition, please have the release executed by the other parties set forth in such release.

Please call me if you have any questions regarding this matter.

Very truly yours,

ANSLOW & JACLIN, LLP



By: /s/ Gregg E. Jaclin
    -------------------------------------
        GREGG E. JACLIN

ACCEPTED AND AGREED TO BY:

INTERNATIONAL EQUITIES AND            GLOBAL BUSINESS RESOURCES, INC.
FINANCE LLC



By:  /s/ Frank O' Donnell             By:  /s/ Peter Goldstein
     ---------------------------           ---------------------------